Exhibit 99.1

Gordmans Stores, Inc. Announces Retirement of President and CEO Jeff Gordman

Omaha, Nebraska – March 25, 2014 – Gordmans Stores, Inc. (the “Company” or “Gordmans”) (NASDAQ: GMAN) today announced Jeff Gordman, President and CEO of Gordmans Stores, Inc., tendered his resignation to the board of directors, and is retiring in order to spend more time with his family as well as to pursue outside interests. T. Scott King, the current Chairman of the Board, will serve as interim CEO while a search is conducted by the Board of Directors for a permanent successor to Mr. Gordman. Mr. King will work closely with the Company’s current management team and Board of Directors to oversee the Company’s ongoing planned initiatives on a full-time basis. Mr. King will take an unpaid leave of absence from his position at Sun Capital Partners during his service with Gordmans.

Mr. King has 30 years of operating experience in the consumer, industrial, and retail marketplace. Mr. King is a Senior Managing Director with Sun Capital Partners. Prior to joining Sun Capital Partners in 2003, Mr. King was CEO of Waterlink, a manufacturer of water treatment systems, and was President of the $1 billion Consumer Brands Division of the Sherwin Williams Company from 1992 to 1998. Mr. King graduated from the State University of New York at Oswego with a Bachelor of Arts degree in Business and serves on the Board of Advisors of its Business School.

Mr. Gordman, whose great grandfather founded the predecessor company nearly 100 years ago, joined the Company in 1990 and has been President and CEO since 1996. At that time, the Company operated 32 stores generating annual sales of just over $200 million and net losses of several million dollars. Mr. Gordman led a complete repositioning of the business, overhauling the merchandising, marketing and stores strategy, developing a store prototype growth vehicle and changing the store trade name from Half Price Store to Gordmans, which was completed in fiscal 2000. Mr. Gordman sold the Company to Sun Capital Partners, one of the largest private equity firms in the country, in September 2008, continuing on with the Company as President and CEO to lead a successful initial public offering of common stock for Gordmans in 2010 as well as a secondary public offering in 2012.

Over the last three years, Gordmans has expanded its store base by nearly 40%, and today employs over 5,000 associates operating 95 stores in 55 markets and 20 states. For fiscal year 2013, Gordmans revenues were $620 million. In 2012 Gordmans was ranked 29th on Forbes Magazine list of America’s 100 best small-cap companies based on sales and earnings growth. Last week the Company opened 3 of 7 planned new stores this year in Michigan, Indiana and Idaho, and this July will open a 545,000 square foot distribution center facility in Indianapolis which will enable Gordmans to service over 200 stores.

“I am very proud of our fantastic team and what we have accomplished over the past several years”, said Mr. Gordman. “I am leaving a company that is very well positioned to capitalize on innumerable growth opportunities going forward. It has been a true honor to lead such a talented management team and so many highly engaged associates who are passionate about delighting our guests.”

Gordmans Stores Inc. Overview

•	Forbes magazine ranked Gordmans No. 29 on its 2012 list of America’s 100 best small-cap companies, citing that these companies are leading America’s economic comeback.

•	Apparel magazine ranked Gordmans No. 42 on its 2013 list of the Top 50 leading apparel retailers, recognizing Gordmans for profitability, product innovation and marketing excellence.

•	While Gordmans operates within the value segment of the industry, it differentiates itself by offering a wide array of merchandise at significant everyday savings in a more upscale shopping environment. Gordmans’ open and contemporary store design is well-organized and infused with entertainment features including a children’s theatre seating area and a sports-themed television viewing area.

•	Gordmans believes in giving back to the communities in which it operates. Since 2000, Gordmans has supported Partners in Education and has contributed more than $1 million to public school systems in markets where Gordmans has stores.

•	Gordmans currently operates 95 stores in 55 markets and 20 states. For more information, visit gordmans.com. Connect with Gordmans on Facebook, Twitter, Pinterest and Instagram.

Company Contact:

Mike James

Chief Financial Officer

(402) 691-4126

Investor Relations:

ICR, Inc.

Brendon Frey

(203) 682-8200